Exhibit 5.1
June 3, 2021

iRhythm Technologies, Inc.
699 8th Street, Suite 600
San Francisco, CA 94103

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by iRhythm Technologies, Inc., a Delaware corporation, (the “Company”) with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,886,257 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), consisting of: (i) 1,450,967 shares reserved for issuance under the 2016 Equity Incentive Plan and (ii) 435,290 shares reserved for issuance under the 2016 Employee Stock Purchase Plan (collectively, the “Plans”). As the Company’s legal counsel, we have reviewed the actions proposed to be taken by the Company in connection with the issuance and sale of the Shares to be issued under the Plans.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.